Exhibits 5.1, 8.1 and 23.1

                                                                January 31, 2007

Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, New York  10019
Attention:  Mortgage Finance, Lehman XS 2007-1

      Re:   Structured Asset Securities Corporation,
            Registration Statement on Form S-3
            ----------------------------------------

Ladies and Gentlemen:

      We have acted as counsel for Structured Asset Securities Corporation, a Delaware corporation (the "Company"), in connection with the offering of the Company's Lehman XS Trust Mortgage Pass-Through Certificates, Series 2007-1 (the "Certificates"). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-133985) has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and was declared effective on August 10, 2006. As set forth in the prospectus dated November 13, 2006, as supplemented by a prospectus supplement dated January 30, 2007 (the "Base Prospectus" and the "Prospectus Supplement," respectively), the Certificates will be issued under and pursuant to the conditions of a trust agreement dated as of January 1, 2007 (the "Trust Agreement"), by and among the Company, as depositor, Aurora Loan Services LLC, as master servicer (the "Master Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee").

      We have examined forms of the Trust Agreement and of the Certificates, and the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

      Based upon the foregoing, we are of the opinion that:

            (i) The Trust Agreement has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Trustee, the Master Servicer and any other party thereto, the Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

            (ii) The issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Trust Agreement and delivered against payment therefor pursuant to the underwriting agreement dated December 21, 2005, between the Company and Lehman Brothers Inc., and a terms agreement dated January 30, 2007 between the Company and Lehman Brothers Inc., as representative of the underwriters (such underwriting agreement, as supplemented by such terms agreement, the "Underwriting Agreement"), the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Trust Agreement;

            (iii) Under existing law, assuming compliance with all provisions of the Trust Agreement, for federal income tax purposes, each segregated pool of assets for which the Trust Agreement directs that a REMIC election be made will qualify as a "real estate mortgage investment conduit" ("REMIC") pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"); each of the Basis Risk Reserve Fund and the Supplemental Interest Trust will be an outside reserve fund, within the meaning of Treasury Regulation Section 1.860G-2(h); each Class of Certificates, other than the Class X, Class 3-X, Class P, Class R, Class LT-R, Class 3-LT-R and Class 3-R Certificates and exclusive of the rights to receive (or obligation to pay) Basis Risk Shortfalls and Unpaid Basis Risk Shortfalls, will evidence ownership of "regular interests" in a REMIC within the meaning of Section 860G(a)(1) of the Code; the right to receive payments from the Basis Risk Reserve Fund and the Supplemental Interest Trust in the case of the Certificates (other than the Class X, Class 3-X, Class P, Class R, Class LT-R, Class 3-LT-R and Class 3-R Certificates) will represent contractual rights coupled with regular interests within the meaning of Treasury Regulation Section 1.860G-2(i); and each of the Class R, Class LT-R, Class 3-LT-R and Class 3-R Certificates will be considered to represent the sole class of "residual interest" in one or more REMICs created pursuant to the Trust Agreement within the meaning of Section 860G(a)(2) of the Code; and

            (iv) The statements contained under the caption "Material Federal Income Tax Considerations" in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

      The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

      We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Matters" and "Material Federal Income Tax Considerations" in the Base Prospectus and Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

                                                              Very truly yours,

                                                              McKee Nelson LLP